Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Sales of $111.6 million, Net Income of $0.04 per diluted share, Adjusted Net Income of $0.05 per diluted share

CANTON, Mass., September 09, 2026 – Destination XL Group, Inc. (NASDAQ: DXLG)(“DXL” or the “Company”), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and footwear, today reported operating results for the second quarter of fiscal 2026.

Second Quarter Financial Highlights

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Total sales for the second quarter were $111.6 million, down 3.4% from $115.5 million in the second quarter of fiscal 2025. Comparable sales for the second quarter of fiscal 2026 decreased 3.5% as compared to the second quarter of fiscal 2025.
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Net income for the second quarter was $2.0 million, or $0.04 per diluted share, as compared to a net loss of $(0.3) million, or $0.00 per diluted share, for the second quarter of fiscal 2025. Net income for the second quarter of fiscal 2026 includes a refund for tariffs of $4.6 million.
•
Adjusted net income (a non-GAAP measure) for the second quarter was $0.05 per diluted share as compared to an adjusted net income of $0.01 per diluted share for the second quarter of fiscal 2025.
•
Adjusted EBITDA (a non-GAAP measure) for the second quarter was $7.7 million as compared to $4.7 million for the second quarter of fiscal 2025.
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Total cash and investments were $20.1 million at August 1, 2026, as compared to $33.5 million at August 2, 2025, with no outstanding debt for either period.

Management’s Comments

“DXL’s singular commitment to serving the Big + Tall customer has allowed us to establish a differentiated leadership position in an underserved market that represents meaningful opportunities for future growth. We have a strong brand, loyal customer base and a clear understanding of our customers’ priorities. As we navigate a dynamic consumer environment, our team is focused on delivering the right product and value, deepening our engagement with customers across channels and operating the business with greater discipline,” said Lionel F. Conacher, Chairman and Interim Chief Executive Officer.

“Our second quarter results show encouraging sequential improvement in comparable sales trends and continued progress on the actions we are taking to strengthen the business. Comparable sales improved from down 5.7% in May, to down 2.8% in June, and down 1.9% in July, even as traffic remained under pressure across stores and digital. While there is more work ahead, we remain confident that our disciplined operating approach and focus on execution will position us to drive continued performance improvements over the remainder of the year,” Mr. Conacher concluded.

Strategic Priorities

We continue to advance several strategic initiatives designed to strengthen our market leadership in the big + tall sector while enhancing the customer experience across channels.

FiTMAP®

We have exclusive rights to our fit technology platform until 2030. FiTMAP® remains one of the Company’s most important long-term growth drivers. This FiTMAP technology is currently available in 188 stores. Since launch, over 150,000 customers have engaged with the platform, and early results continue to reinforce its value. Customers who use FiTMAP have demonstrated stronger conversion, higher average order values, greater purchase frequency and lower return rates, underscoring the role personalized fit can play in driving both customer satisfaction and profitable growth.

Leverage AI

We are sharpening our focus on artificial intelligence (“AI”) as consumer shopping behavior evolves. As the Company believes AI-powered search and discovery tools may become increasingly important in ecommerce, the Company is investing to ensure that its products and content are more visible, relevant and accessible in these emerging environments. We have launched new AI initiatives to improve product data quality, enrich item-level attributes and strengthen our ability to connect product, pricing and inventory information across AI-enabled platforms. These efforts are intended to improve discoverability, support future commerce applications and position the Company to compete effectively as digital shopping journeys become more conversational and agent-driven.

GLP-1 Medications and Similar Weight-Loss Medications

We continue to deepen our understanding of how the use of glucagon-like peptide-1 (“GLP-1”) medications and similar weight-loss medications may be influencing customer behavior and category demand. Our research indicates that a meaningful portion of our customer base is currently using GLP-1 medications, contributing to more dynamic sizing needs over time. We are responding thoughtfully by broadening select assortments in smaller sizes and using customer insights to inform future merchandising, marketing and re-engagement strategies. Importantly, the Company sees this as both a near-term challenge and a long-term opportunity: while some customers may pause apparel purchases during periods of rapid size change, many express an intention to return once they reach a more stable size profile. By staying closely aligned with these evolving customer needs, we believe we can strengthen retention, reactivation and lifetime value over time.

Merger with FullBeauty

In connection with the merger with FBB Holdings I, Inc., a Delaware corporation (“FullBeauty”), we filed an Amendment No. 1 to Preliminary Proxy Statement (as amended, the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 2, 2026.

As described in the Preliminary Proxy Statement, our Board of Directors (the “DXL Board”), as part of its ongoing fiduciary duties to the Company’s stockholders, has continued to evaluate the merger. As part of that evaluation, the DXL Board has considered, among other things, (i) the increasingly challenging consumer environment since the execution of the merger agreement in December 2025, (ii) FullBeauty’s continuing decline in operating performance and financial results, including lower-than-expected net sales, net income (loss), adjusted EBITDA and cash flow from operations as compared to both prior-year performance and prior projections (and the corresponding heightened risk that FullBeauty will not achieve its projections for the current fiscal year), (iii) FullBeauty’s increased level of indebtedness, (iv) concerns regarding FullBeauty’s potential negative equity value, and (v) the substantial economic dilution that DXL stockholders would experience if the merger were consummated on its current terms.

Based on this evaluation, including these considerations, the DXL Board has determined that the merger and the transactions contemplated by the merger agreement, including the issuance proposal, are no longer advisable and are not in the best interests of DXL and its stockholders.

The DXL Board encourages stockholders to read carefully in their entirety the Preliminary Proxy Statement and the Definitive Proxy Statement, when it becomes available, and urges stockholders to carefully consider the DXL Board’s recommendation that stockholders vote “AGAINST” the issuance proposal. The Preliminary Proxy Statement can be found on DXL’s investor relations website at investor.dxl.com or the SEC’s website at www.sec.gov.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2026 were $111.6 million, as compared to $115.5 million for the second quarter of fiscal 2025. The decrease in total sales was primarily attributable to a decrease in comparable sales for the second quarter of 3.5%, partially offset by an increase in non-comparable store sales. Comparable sales decreased 5.7% in May, reflecting lower traffic as consumers remained cautious amid pressure on discretionary spending from inflation, higher energy costs, global conflict and broader economic uncertainty. Comparable sales improved sequentially to a decrease of 2.8% in June and a decrease of 1.9% in July, supported by Father's Day and other promotional activity that helped offset the continued decline in traffic, while consumer confidence remains pressured. We also continue to believe GLP-1 medications and similar weight-loss medications are contributing to structural changes in customer demand within the big and tall category.

The comparable sales decrease of 3.5% for the second quarter consisted of a comparable sales decrease of 4.3% from stores and a comparable sales decrease of 1.6% from our direct business. A decrease in traffic continued to be the primary driver, particularly in stores, partially offset by improvements in conversion and dollars per transaction. The direct business performed stronger than stores as we have seen positive results from our paid search, paid social and program marketing efforts. Contributing to this improvement were strong sales of clearance and promotional merchandise on the website.

Gross Profit

For the second quarter of fiscal 2026, our gross margin rate, inclusive of occupancy costs, was 47.9% as compared to a gross margin rate of 45.2% for the second quarter of fiscal 2025.

Our gross margin rate increased by 270 basis points, driven by an increase of 340 basis points in merchandise margin, partially offset by a 70 basis point increase in occupancy costs. The increase in merchandise margin as compared to the second quarter of fiscal 2025 is primarily due to a refund of $4.6 million, or 410 basis points, received in the second quarter of fiscal 2026 for tariffs previously paid. This benefit was partially offset by increased shipping costs as a result of fuel surcharges and increased markdown activity associated with clearance sales.

Given the volatility that currently exists around trade discussions, it is difficult to determine the potential impact that continuing tariffs may have on our financial results for fiscal 2026. However, if currently enacted rates remain in effect throughout fiscal 2026, and no additional tariffs, including those under U.S. trade laws, are added, we estimate that the impact of the current administration’s tariffs on gross margin for fiscal 2026, exclusive of refunds realized, will be approximately 100 basis points.

The 70 basis point increase in occupancy costs for the second quarter, as a percent of sales, was primarily due to the deleveraging of sales. On a dollar basis, occupancy costs increased $0.1 million as compared to the second quarter of fiscal 2025.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2026 were 41.0% as compared to 41.1% for the second quarter of fiscal 2025.

On a dollar basis, SG&A expenses decreased by $1.8 million as compared to the second quarter of fiscal 2025. The decrease was primarily due to a decrease in incentive-based compensation, including the reversal of expense associated with forfeited awards, and favorable healthcare costs.

Marketing costs were 6.1% of sales for the second quarter of fiscal 2026 and fiscal 2025. For fiscal 2026, marketing costs are expected to be approximately 5.8% of sales.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 24.9% of sales in the second quarter of fiscal 2026 as compared to 24.1% of sales in the second quarter of fiscal 2025. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 16.1% of sales in the second quarter of fiscal 2026 as compared to 17.0% of sales in the second quarter of fiscal 2025.

Transaction-Related Costs

Transaction-related costs for the second quarter of fiscal 2026 and fiscal 2025 were $1.8 million and $0.1 million, respectively, and primarily related to fees paid for professional services in connection with the proposed merger with FullBeauty.

Interest Income, Net

Net interest income for the second quarter of fiscal 2026 was $0.1 million as compared to $0.2 million for the second quarter of fiscal 2025. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. The decrease in interest income was primarily due to the decrease in the average balance of investments during the second quarter of fiscal 2026 as compared to the prior year period. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the second quarter of fiscal 2026, the Company's effective tax rate was (1.6)% as compared to an effective tax rate of 129.3% for the second quarter of fiscal 2025. In the fourth quarter of fiscal 2025, a full valuation allowance was established against the net deferred tax assets. As a result, the effective tax rate for the second quarter of fiscal 2026 primarily reflects a provision for state margin tax, based on gross receipts less certain deductions. The effective tax rate for the second quarter of fiscal 2025 reflected the impact of permanent book-to-tax differences and discrete items.

Net Income (Loss)

For the second quarter of fiscal 2026, net income was $2.0 million, or $0.04 per diluted share, as compared to a net loss for the second quarter of fiscal 2025 of ($0.3) million, or $0.00 per diluted share.

The increase in earnings for the second quarter of fiscal 2026 as compared to the second quarter of fiscal 2025 was driven primarily by the tariff refund and lower incentive-based accruals, partially offset by a decrease in sales and an increase in transaction-related expenses.

We have fully reserved against our deferred tax assets and, therefore, the net income in the second quarter of fiscal 2026 does not reflect a normal provision or benefit for income taxes for the Company. On a non-GAAP basis, adjusting for a normal tax rate of 26% and the add back of transaction-related costs, adjusted net income for the second quarter of fiscal 2026 was $0.05 per diluted share as compared to adjusted net income for the second quarter of fiscal 2025 of $0.01 per diluted share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2026 was $7.7 million, as compared to $4.7 million for the second quarter of fiscal 2025. Adjusted EBITDA includes the tariff refunds received during the second quarter of fiscal 2026.

Cash Flow

Cash flow from operations for the first six months of fiscal 2026 was $(2.8) million as compared to $(2.1) million for the first six months of fiscal 2025. The slight decrease in cash flow from operations was primarily due to the decrease in earnings partially offset by the timing of other working capital.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(8.3) million for the first six months of fiscal 2026 as compared to $(7.6) million for the first six months of fiscal 2025.

Free cash flow, a non-GAAP measure, was $(8.7) million for the first six months of fiscal 2026 as compared to $(14.2) million for the first six months of fiscal 2025. This improvement reflects a decrease in capital expenditures for new store openings of $6.2 million.

	For the Six Months Ended
(in millions)	August 1, 2026	August 2, 2025
Cash flow from operating activities (GAAP basis)	$(2.8)	$(2.1)
Capital expenditures, excluding store development	(5.6)	(5.5)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(8.3)	$(7.6)
Capital expenditures for store development	(0.4)	(6.6)
Free Cash Flow (non-GAAP basis)	$(8.7)	$(14.2)

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of August 1, 2026, we had cash and investments of $20.1 million as compared to $33.5 million as of August 2, 2025, with no outstanding debt in either period. The decrease in cash and investments at August 1, 2026, as compared to August 2, 2025, is primarily due to the capital spent over the past 12 months of approximately $13.9 million. We did not have any borrowings under our credit facility during either period and, as of August 1, 2026, the availability under our credit facility was $61.7 million, as compared to $70.1 million as of August 2, 2025. Our credit facility does not mature until August 13, 2030.

As of August 1, 2026, our inventory decreased $3.4 million to $75.5 million, as compared to $78.9 million as of August 2, 2025. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending. At August 1, 2026, our clearance inventory was 9.8% of our total inventory, as compared to 10.2% at August 2, 2025. We believe our inventory position is healthy, and our clearance levels are in line with our benchmark of 10%.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2023 through the end of the second quarter of fiscal 2026:

	At August 1, 2026		Year End 2025		Year End 2024		Year End 2023
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	257	1,843	258	1,853	247	1,795	232	1,725
DXL outlets	17	86	17	86	15	76	15	76
CMXL retail	5	15	5	15	8	25	17	55
CMXL outlets	14	41	15	44	18	54	19	57
Total	293	1,985	295	1,998	288	1,950	283	1,913

During the first six months of fiscal 2026, we closed one DXL retail store and one Casual Male XL outlet store. We expect our capital expenditures for fiscal 2026 to range from $8.0 million to $10.0 million, net of tenant incentives, a decrease from our previous estimate of $9.0 million-$12.0 million. We expect our capital spend for fiscal 2026 to primarily be for technology-related projects to support our business initiatives and projects necessary to maintain our existing store portfolio and distribution center.

Digital Commerce Information

We distribute our national brands and private brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the second quarter of fiscal 2026, our direct sales were $30.9 million, or 27.8% of sales, as compared to $31.8 million, or 27.5% of sales, in the second quarter of fiscal 2025. As a result of our marketing efforts, including paid search and paid social, we have seen an increase in demand and online conversion.

Conference Call

The Company will hold a conference call to review its financial results on Wednesday, September 9, 2026 at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at:

https://register-conf.media-server.com/register/BI8c4f05c8c3264e639204d7543c946a86

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/4tu7vgo9. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income (loss) and adjusted net income (loss) per diluted share reflect an adjustment assuming a normal tax rate of 26% and the add back of transaction-related costs. We have fully reserved against our deferred tax assets and, therefore, the net income in the second quarter of fiscal 2026 is not reflective of earnings assuming a normal tax position for the Company. Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized tax rate of 26%. The estimated normal tax rate of 26% includes a blended state income tax rate. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income (loss) per diluted share is then calculated by dividing the adjusted net income (loss) by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adding back transaction-related expenses. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Capital Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that we have established a differentiated leadership position in an underserved market that represents meaningful opportunities for future growth; our belief that we have a strong brand, a loyal customer base and a clear understanding of our customers’ priorities; our belief that the sequential improvement in comparable sales trends in the second quarter are encouraging and shows continued progress on the actions we are taking to strengthen the business; our belief that traffic remained under pressure across stores and digital; our belief that our disciplined operating approach and focus on execution will position us to drive continued performance improvements over the remainder of the year; our belief that our results for the second quarter reflect our continued

progress against our strategic priorities; our belief that our customers are responding positively to the adjustments we are making to our merchandise assortment, promotional strategy, and customer experience; our belief that our strategic initiatives will provide us opportunities for future growth and enable us to return to profitability; our belief that FiTMAP remains one of the Company’s most important long-term growth drivers; our belief that early results for FiTMAP technology continue to reinforce its value; our belief that personalized fit solutions can drive both customer satisfaction and profitable growth; our belief that AI-powered search and discovery tools are becoming increasingly important in ecommerce; our belief that the new AI initiatives that were launched will improve product data quality, enrich item-level attributes and strengthen our ability to connect product, pricing and inventory information across AI-enabled platforms; our intention that our AI initiatives will improve discoverability, support future commerce applications and position us to compete effectively as digital shopping journeys become more conversational and agent-driven; our belief that GLP-1 medications and similar weight-loss medications present both near-term challenges and long-term opportunities; our continued belief that GLP-1 medications and similar weight loss medications are contributing to structural changes in customer demand within the big + tall category; our belief, based on our research, that while some customers may pause apparel purchases during periods of rapid size change, we expect many will return once they reach a more stable size profile; our belief that we can strengthen retention, reactivation and lifetime value over time by remaining closely aligned with evolving customer needs; our belief that the comparable sales for May reflected lower traffic as consumers remained cautious amid pressure on discretionary spending from inflation, higher energy costs, global conflict and broader economic uncertainty; our belief that the comparable sales for June and July reflected Father’s Day and other promotional activities that helped offset the continued decline in traffic; our belief that it is difficult to determine the potential impact that tariffs may have on our financial results for fiscal 2026; our expectation that the impact of tariffs on pre-tariff gross margin for fiscal 2026, exclusive of refunds realized, will be approximately 100 basis points; our expectation that for fiscal 2026, marketing costs will be approximately 5.8% of sales; our expectation that capital expenditures for fiscal 2026 will range from $8.0 million to $10.0 million, net of tenant incentives, a decrease from our previous estimate of $9.0 million to $12.0 million; our expectation that capital spend for fiscal 2026 will primarily be for technology-related projects to support our business initiatives and projects necessary to maintain our existing store portfolio and distribution center; our belief that inclusion of the non-GAAP measures helps investors gain a better understanding of our performance, especially when comparing such results to previous periods and that they are useful as an additional means for investors to evaluate our operating results, when reviewed in conjunction with our GAAP financial statements; our belief that the comparability of adjusted net income (loss) is useful in comparing the actual results period to period; our expectation that we will be able to continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending; our belief that our inventory position is healthy, and our clearance levels are in line with our benchmark of 10%; and statements regarding the proposed merger with FullBeauty, including the DXL Board's evaluation of the proposed transaction, the factors considered by the DXL Board in changing its recommendation with respect to the issuance proposal, stockholder voting matters, and the potential consummation of the proposed merger and related transactions.

The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2026, its Amendment No. 1 to Annual Report on Form 10-K/A filed on May 26, 2026, its Amendment No. 1 to the Preliminary Proxy Statement filed on September 2, 2026, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Additional Information About the Merger and Where to Find It

In connection with the merger with FullBeauty, we filed the Preliminary Proxy Statement with the SEC on September 2, 2026. Investors and security holders are encouraged to read the Preliminary Proxy Statement, as well as any other relevant documents filed with the SEC in connection with the merger or incorporated by reference into the Preliminary Proxy Statement, because such documents contain important information regarding the merger and related matters. Investors and security holders may obtain these documents, and any other documents we have filed with the SEC, free of charge at the SEC’s website, www.sec.gov, or by accessing our website at investor.dxl.com. In addition, documents filed with the SEC by us will be available free of charge by writing to us at 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Corporate Secretary.

DXL and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DXL in connection with the merger. Information about DXL’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DXL’s Annual Report on Form 10-K/A, which was filed with the SEC on May 26, 2026, including under the headings “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation,” and “Security Ownership of Management,” and in the Amendment No. 1 to the Preliminary Proxy Statement, which was filed with the SEC on September 2, 2026, including under the headings “The Merger—Interests of DXL’s Directors and Executive Officers in the Merger,” “DXL’s Executive Compensation,” “Executive Officers and Directors Following the Merger” and “Principal Stockholders of DXL.” To the extent holdings of our common stock by our directors and executive officers have changed from the amounts of our common stock held by such persons as reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5, in each case filed with the SEC, including the Form 4s filed by each of the non-executive directors on August 6, 2025, the Form 4s filed by each of the executive officers on September 3, 2025, the Form 4s filed by each of the non-executive directors on November 5, 2025, the Form 4s filed by each of the non-executive directors on February 4, 2026, the Form 4s filed by each of the executive officers on April 3, 2026, the Form 4s filed by each of the non-executive directors on May 6, 2026, the Form 4s filed by each of the non-executive directors on August 5, 2026 and the Form 4s filed by a non-executive director and executive officer on August 14, 2026.

FullBeauty and its chief executive officer may be deemed to be participants in the solicitation of proxies from the stockholders of DXL in connection with the merger. Information about FullBeauty and its chief executive officer can be found in the Form 8-K filed by DXL with the SEC on December 11, 2025 and in the Amendment No. 1 to the Preliminary Proxy Statement filed by DXL with the SEC on September 2, 2026, including under the heading “Executive Officers and Directors Following the Merger.”

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Preliminary Proxy Statement regarding the merger. Free copies of this document may be obtained as described above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Investor Relations Contact:

investor.relations@dxlg.com
(603) 933-0541

Destination XL Group Media Contact:

Aaron Palash / Michael Reilly / Carly King
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Sales	$111,556	$115,505	$214,891	$221,038
Cost of goods sold including occupancy	58,146	63,322	115,729	121,273
Gross profit	53,410	52,183	99,162	99,765

Expenses:
Selling, general and administrative	45,732	47,506	92,214	94,886
Transaction-related costs	1,766	98	3,007	161
Depreciation and amortization	3,974	3,876	7,942	7,512
Total expenses	51,472	51,480	103,163	102,559

Operating income (loss)	1,938	703	(4,001)	(2,794)

Interest income, net	78	200	140	484

Income (loss) before provision for income taxes	2,016	903	(3,861)	(2,310)
Provision for income taxes	(33)	1,168	29	(106)

Net income (loss)	$2,049	$(265)	$(3,890)	$(2,204)

Net income (loss) per share:
Basic	$0.04	$(0.00)	$(0.07)	$(0.04)
Diluted	$0.04	$(0.00)	$(0.07)	$(0.04)

Weighted-average number of common shares outstanding:
Basic	55,271	53,816	55,094	53,708
Diluted	56,296	53,816	55,094	53,708

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 1, 2026, January 31, 2026 and August 2, 2025
(In thousands)
(unaudited)

	August 1,	January 31,	August 2,
	2026	2026	2025
ASSETS

Cash and cash equivalents	$17,022	$23,807	$14,015
Short-term investments	3,087	5,029	19,529
Inventories	75,509	73,522	78,891
Other current assets	10,321	8,608	10,210
Property and equipment, net	56,611	60,010	60,046
Operating lease right-of-use assets	191,368	194,068	205,012
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	—	—	19,496
Other assets	716	753	494
Total assets	$355,784	$366,947	$408,843

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$22,915	$22,941	$24,423
Accrued expenses and other liabilities	21,531	26,685	24,358
Operating leases	206,803	209,227	219,134
Stockholders' equity	104,535	108,094	140,928
Total liabilities and stockholders' equity	$355,784	$366,947	$408,843

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(unaudited)

	For the Three Months Ended				For the Six Months Ended
	August 1, 2026		August 2, 2025		August 1, 2026		August 2, 2025
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP)	$2,049	$0.04	$(265)	$(0.00)	$(3,890)	$(0.07)	$(2,204)	$(0.04)
Add back:
Transaction-related costs	1,766		98		3,007		161
Actual provision (benefit) for income taxes	(33)		1,168		29		(106)
	$3,782		$1,001		$(854)		$(2,149)
Income tax provision (benefit), assuming a normalized tax rate of 26%	983		260		(222)		(559)
Adjusted net income (loss) (non-GAAP)	$2,799	$0.05	$741	$0.01	$(632)	$(0.01)	$(1,590)	$(0.03)

Weighted average number of common
shares outstanding on a diluted basis		56,296		53,816		55,094		53,708

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
(in millions)
Net income (loss) (GAAP)	$2.0	$(0.3)	$(3.9)	$(2.2)
Add back:
Transaction-related expenses	1.8	0.1	3.0	0.2
Provision (benefit) for income taxes	(0.0)	1.2	0.0	(0.1)
Interest income, net	(0.1)	(0.2)	(0.1)	(0.5)
Depreciation and amortization	4.0	3.9	7.9	7.5
Adjusted EBITDA (non-GAAP)	$7.7	$4.7	$6.9	$4.9

Sales	$111.6	$115.5	$214.9	$221.0
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	6.9%	4.0%	3.2%	2.2%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the Six Months Ended
(in millions)	August 1, 2026	August 2, 2025
Cash flow from operating activities (GAAP basis)	$(2.8)	$(2.1)
Capital expenditures, excluding store development	(5.6)	(5.5)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(8.3)	$(7.6)
Capital expenditures for store development	(0.4)	(6.6)
Free Cash Flow (non-GAAP basis)	$(8.7)	$(14.2)